DETTO TECHNOLOGIES, INC.

AMENDMENT OF PROMISSORY NOTE

Reference is hereby made to that certain Promissory Notes in the principal amount of **$ 35,000** dated September 14, 2003 (the "Note"), made by Detto Technologies, Inc ("Company") to Kevin Chang ("Holder"). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Note.

AMENDMENTS

Upon Holder's acceptance hereof in the space provided for that purpose below, the Note shall be and hereby is amended as follows:

The Maturity Date of the Note shall be extended from September 30, 2004 to July 15, 2005.

MISCELLANEOUS

(a) Except as specifically amended herein, the Note shall continue in full force and effect in accordance with its original terms.

(b) This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed an original. This Amendment shall be governed by the laws of the State of Washington, without regard to the conflicts of law provisions of the State of Washington or of any other state.

Dated as of September 30, 2004

Detto Technologies, Inc.
a Washington corporation

By: ____________________

Title: CEO

Accepted and agreed to as of the date and year last above written.

Holder

By: ____________________

Title: ____________________